AMENDED AND RESTATED INVESTMENT ADVISORY CONTRACT

THIS AGREEMENT, made and entered into this 29th day of November 2024 (the “Agreement”), between GUGGENHEIM FUNDS TRUST, a Delaware statutory trust (hereinafter referred to as the “Trust”), and GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (hereinafter referred to as the “Management Company”).

W I T N E S S E T H

WHEREAS, the Trust is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940; and

WHEREAS, Security Investors, LLC provided investment research and advice to the series of the Trust (each a “Series”) pursuant to that Investment Advisory Contract dated as of January 27, 2014, as amended with respect to certain of the Series on November 16, 2016 and November 20, 2017 (the “Investment Advisory Contract”); and

WHEREAS, in connection with an internal reorganization involving the Management Company and Security Investors, LLC, the parties desire to amend and restate the Investment Advisory Contract and for the Management Company to assume the duties and responsibilities of Securities Investors, LLC hereunder for the remaining term of the Investment Advisory Contract; and

WHEREAS, the internal reorganization did not result in an “assignment” as set forth in Section 2(a)(4) of the Investment Company Act of 1940 and Rule 2a-6 thereunder.

NOW, THEREFORE, in consideration of the premises and mutual agreements made herein, the parties hereto agree as follows:

1.  Employment of Management Company. The Trust hereby employs the Management Company to act as investment adviser to the Funds with respect to the investment of its assets, and to supervise and arrange the purchase of securities for and the sale of securities held in the portfolios of the Funds, subject always to the supervision of the Board of Trustees of the Trust, during the period and upon and subject to the terms and conditions herein set forth. The Management Company hereby accepts such employment and agrees to perform the services required by this Agreement for the compensation herein provided.

In the event the Trust establishes additional series with respect to which it desires to retain the Management Company to render investment advisory services hereunder, it shall notify the Management Company in writing. If the Management Company is willing to render such services it shall notify the Trust in writing, whereupon such series shall become a Fund subject to the terms and conditions hereunder, and to such amended or additional provisions as shall be specifically agreed to by the Trust and the Management Company in accordance with applicable law.

2.  Investment Advisory Duties.

(a)  The Management Company shall regularly provide each Fund with investment research, advice and supervision, continuously furnish an investment program and recommend that securities shall be purchased and sold and what portion of the assets of each Fund shall be held uninvested and shall arrange for the purchase of securities and other investments for and the sale of securities and other investments held in the portfolio of each Fund. All investment advice furnished by the Management Company to each Fund under this Section 2 shall at all times conform to any requirements imposed by the provisions of the Trust’s Declaration of Trust and By-laws, the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, any other applicable provisions of law, and the terms of the registration statements of the Funds under the Securities Act of 1933 and the Investment Company Act of 1940, all as from time to time amended. The Management Company shall advise and assist the officers or other agents of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Trust’s Board of Trustees (and any duly appointed committee thereof) with regard to the foregoing matters and the general conduct of the Trust’s business.

(b)  Subject to the provisions of the Investment Company Act of 1940 (the “1940 Act”) and any applicable exemptions thereto, the Management Company is authorized, but is under no obligation, to enter into sub-advisory agreements (the “Sub-Advisory Agreements”) with one or more sub-advisers (each a “Sub-adviser”) to provide investment advisory services to any Fund. Each Sub-adviser shall have investment discretion with respect to the assets of the Fund assigned to that Sub-adviser by the Management Company. The Management Company shall not be responsible or liable with respect to any investment decision made by a Sub-adviser, whether such decision be to purchase, sell or hold such investment. Consistent with the provisions of the 1940 Act and any applicable exemption thereto, the Investment Manager may enter into Sub-Advisory Agreements or amend Sub-Advisory Agreements without the approval of the shareholders of the affected Fund.

3.  Portfolio Transactions and Brokerage.

(a)  Transactions in portfolio securities shall be effected by the Management Company, through brokers or otherwise, in the manner permitted in this Section 3 and in such manner as the Management Company shall deem to be in the best interests of the Trust after consideration is given to all relevant factors.

(b)  In reaching a judgment relative to the qualification of a broker to obtain the best execution of a particular transaction, the Management Company may take into account all relevant factors and circumstances, including the size of any contemporaneous market in such securities; the importance to the Trust of speed and efficiency of execution; whether the particular transaction is part of a larger intended change in portfolio position in the same securities; the execution capabilities required by the circumstances of the particular transaction; the capital required by the transaction; the overall capital strength of the broker; the broker’s apparent knowledge of or familiarity with sources from or to whom such securities may be purchased or sold; as well as the efficiency, reliability and confidentiality with which the broker has handled the execution of prior similar transactions.

(c)  Subject to any statements concerning the allocation of brokerage contained in a Fund’s prospectus or statement of additional information, the Management Company is authorized to direct the execution of portfolio transactions for the Fund to brokers who furnish investment information or research service to the Management Company. Such allocation shall be in such amounts and proportions as the Management Company may determine. If the transaction is directed to a broker providing brokerage and research services to the Management Company, the commission paid for such transaction may be in excess of the commission another broker would have charged for effecting that transaction, if the Management Company shall have determined in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided, viewed in terms of either that particular transaction or the overall responsibilities of the Management Company with respect to all accounts as to which it now or hereafter exercises investment discretion. For purposes of the immediately preceding sentence, “providing brokerage and research services” shall have the meaning generally given such terms or similar terms under Section 28(e)(3) of the Securities Exchange Act of 1934, as amended.

(d)  In the selection of a broker for the execution of any transaction not subject to fixed commission rates, the Management Company shall have no duty or obligation to seek advance competitive bidding for the most favorable negotiated commission rate to be applicable to such transaction, or to select any broker solely on the basis of its purported or “posted” commission rates.

(e)  In connection with transactions on markets other than national or regional securities exchanges, a Fund will deal directly with the selling principal or market maker without incurring charges for the services of a broker on its behalf unless, in the best judgment of the Management Company, better price or execution can be obtained in utilizing the services of a broker.

4.  Allocation of Expenses and Charges. The Management Company shall provide investment advisory, statistical and research facilities and all clerical services relating to research, statistical and investment work, and shall provide for the compilation and maintenance of such records relating to these functions as shall be required under applicable law and the rules and regulations of the Securities and Exchange Commission. The Management Company will also provide the Trust with a president, a chief financial officer, and a secretary, subject to the approval of the Board of Trustees, and will pay the salaries and expenses of such officers of the Trust who are also directors, officer or employees of the Management Company.

Other than as specifically indicated in the preceding sentences, the Management Company shall not be required to pay any expenses of the Trust, and in particular, but without limiting the generality of the foregoing, the Management Company shall not be required to pay office rental or general administrative expenses; Board of Trustees’ fees; legal, auditing and accounting expenses; insurance premiums; broker’s commissions; taxes and governmental fees and any membership dues; fees of custodian, transfer agent, registrar and dividend disbursing agent (if any); expenses of obtaining quotations on a Fund’s portfolio securities and pricing of a Fund’s shares; cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares of the Fund’s capital stock; costs and expenses in connection with the registration of the Fund’s capital stock under the Securities Act of 1933 and qualification of the Fund’s capital stock under the Blue Sky laws of the states where such stock is offered; costs and expenses in connection with the registration of the Fund under the Investment Company Act of 1940 and all periodic and other reports required thereunder; expenses of preparing, printing and distributing reports, proxy statements, prospectuses, statements or additional information, notices and distributions to stockholders; costs of stationery; costs of stockholder and other meetings; expenses of maintaining the Fund’s corporate existence; and such nonrecurring expenses as may arise including litigation affecting the Trust and the legal obligations the Trust may have to indemnify its officers and Trustees.

5.  Compensation of Management Company.

(a)  As compensation for the services to be rendered by the Management Company as provided for herein, for each of the years this Agreement is in effect, the Fund shall pay the Management Company an annual fee equal to 0.39 percent of the average daily net assets of Guggenheim Core Bond Fund, 0.60 percent of the average daily net assets of Guggenheim High Yield Fund, and 0.50 percent of the average daily net assets of Guggenheim Municipal Income Fund. Such fee shall be adjusted and payable monthly. If this Agreement shall be effective for only a portion of a year, then the Management Company’s compensation for said year shall be prorated for such portion. For purposes of this Section 5, the value of the net assets of each such Fund shall be computed in the same manner at the end of the business day as the value of such net assets is computed in connection with the determination of the net asset value of a Fund’s shares as described in the Fund’s prospectus.

(b)  For each of the Funds’ full fiscal years this Agreement remains in force, the Management Company agrees that if the total annual expenses of each Fund, exclusive of interest and taxes, extraordinary expenses (such as litigation), and distribution fees paid under the Fund’s Class C Distribution Plan, but inclusive of the Management Company’s compensation, exceed any expense limitation imposed by state securities law or regulation in any state in which shares of the Fund are then qualified for sale, as such regulations may be amended from time to time, the Management Company will contribute to such Fund such funds or waive such portion of its fee, adjusted monthly as may be requisite to insure that such annual expenses will not exceed any such limitation. If this Contract shall be effective for only a portion of one of the Funds’ fiscal years, then the maximum annual expenses shall be prorated for such portion. Brokerage fees and commissions incurred in connection with the purchase or sale of any securities by a Fund shall not be deemed to be expenses with the meaning of this paragraph (b).

6.  Management Company Not to Receive Commissions. In connection with the purchase or sale of portfolio securities for the account of a Fund, neither the Management Company nor any officer or director of the Management Company shall act as principal or receive any compensation from a Fund other than its compensation as provided for in Section 5 above. If the Management Company, or any “affiliated person” (as defined in the Investment Company Act of 1940) receives any cash, credits, commissions or tender fees from any person in connection with transactions in a Fund’s portfolio securities (including but not limited to the tender or delivery of any securities held in a Fund’s portfolio), the Management Company shall immediately pay such amount to a Fund in cash or as a credit against any then earned but unpaid management fees due by the Fund to the Management Company.

7.  Limitation of Liability of Management Company. So long as the Management Company shall give a Fund the benefit of its best judgment and effort in rendering services hereunder, the Management Company shall not be liable for any errors of judgment or mistake of law, or for any loss sustained by reason of the adoption of any investment policy or the purchase, sale or retention of any security on its recommendation, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm or corporation shall have been selected with due care and in good faith. Nothing herein contained shall, however, be construed to protect the Management Company against any liability to a Fund or its security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. As used in this Section 7, “Management Company” shall include directors, officers and employees of the Management Company, as well as the Management Company itself.

8.  Other Activities Not Restricted. Nothing in this Agreement shall prevent the Management Company or any officer thereof from acting as investment adviser for any other person, firm, or corporation, nor shall it in any way limit or restrict the Management Company or any of its directors, officers, stockholders or employees from buying, selling, or trading any securities for its own accounts or for the accounts of others for whom it may be acting; provided, however, that the Management Company expressly represents that it will undertake no activities which, in its judgment, will conflict with the performance of its obligations to a Fund under this Agreement. The Trust acknowledges that the Management Company acts as investment adviser to other investment companies, and it expressly consents to the Management Company acting as such; provided, however, that if in the opinion of the Management Company, particular securities are consistent with the investment objectives of and are desirable purchases or sales for the portfolios of one or more Funds and one or more of such other investment companies or series of such companies at approximately the same time, such purchases or sales will be made on a proportionate basis if feasible, and if not feasible, then on a rotating or other equitable basis.

9.  Duration and Termination of Agreement. This Agreement shall continue in force with respect to a Fund for an initial term of up to two years, and then for successive 12-month periods thereafter, unless terminated, provided each such continuance is specifically approved at least annually by (a) the vote of a majority of the entire Board of Trustees of the Trust, or by the vote of the holders of a majority of the outstanding voting securities of each series of the Trust (as defined in the 1940 Act), and (b) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as such terms are defined in the Investment Company Act of 1940) of any such party cast in person at a meeting of such Trustees called for the purpose of voting upon such approval. In the event a majority of the outstanding shares of one Fund vote for continuance of the Advisory Contract, it will be continued for that series even though the Advisory Contract is not approved by either a majority of the outstanding shares of any other series or by a majority of outstanding shares of the Trust. Upon this Agreement becoming effective, any previous agreement between the Trust and the Management Company providing for investment advisory and management services shall concurrently terminate, except that such termination shall not affect fees accrued and guarantees of expenses with respect to any period prior to termination.

This Agreement may be terminated at any time as to any Fund, without payment of any penalty, by vote of the Board of Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities of that Fund, or by the Management Company, upon 60 days’ written notice to the other party.

This Agreement shall automatically terminate in the event of its “assignment” (as defined in the Investment Company Act of 1940).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective corporate officers thereto duly authorized on the day, month and year first above written.

GUGGENHEIM FUNDS TRUST

By:	/s/ Amy J. Lee
Name: Amy J. Lee
Title: Chief Legal Officer and Vice President

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC

By:	/s/ Amy J. Lee
Name: Amy J. Lee
Title: Attorney-in-Fact